Exhibit 99.ACCT

EXHIBIT(a)(4)

KPMG LLP (KPMG) served as the independent registered public accounting firm of Prudential Variable Contract Account – 10 (the “Account”) for the Account’s fiscal years ended December 31, 2018 and December 31, 2019. KPMG’s reports on the financial statements for the fiscal years ended December 31, 2018 and December 31, 2019 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During such fiscal year-ends and through December 12, 2019, the date of dismissal, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Account’s financial statements for such period, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On December 12, 2019, the Audit Committee and the Account’s Committee Members approved the engagement of PricewaterhouseCoopers LLP (PwC), to serve as the independent registered public accounting firm for the Account’s fiscal year ending December 31, 2020, thereby replacing KPMG effective upon completion of their December 31, 2019 audit and issuance of their report thereon. During the Account’s fiscal years ended December 31, 2018 and December 31, 2019 and through December 12, 2019, neither the Account, nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Account’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

February 28, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Prudential Variable Contract Account 10, and under the date of February 19, 2020, we reported on the financial statements of Prudential Variable Contract Account 10 as of and for the years ended December 31, 2019 and 2018. On December 12, 2019, we were dismissed as independent registered public accountant effective upon completion of the audit and the issuance of our report thereon dated February 19, 2020.

We have read the statements made by Prudential Variable Contract Account 10 included under Item 13(a)(4) of Form N-CSR dated February 28, 2020, and we agree with such statements except that we are not in a position to agree or disagree with the statements that (1) the Audit Committee and Prudential Variable Contract Account 10’s Committee Members approved the engagement of PricewaterhouseCoopers LLP (PwC) to serve as the independent registered public accounting firm, and (2) neither Prudential Variable Contract Account 10, nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on Prudential Variable Contract Account 10’s financial statements; or (ii) concerned the subject of a disagreement or reportable events.

Very truly yours,

KPMG LLP